Exhibit 10.1

AMENDMENT NO. 5 TO CREDIT AGREEMENT AND LIMITED WAIVER

THIS AMENDMENT NO. 5 TO CREDIT AGREEMENT AND LIMITED WAIVER dated as of March 25, 2014 (this “Amendment”), is among AMERICAN APPAREL (USA), LLC, a California limited liability company (“AA USA”), AMERICAN APPAREL RETAIL, INC., a California corporation (“AA Retail”), AMERICAN APPAREL DYEING & FINISHING, INC., a California corporation (“AA Dyeing & Finishing”), KCL KNITTING, LLC, a California limited liability company (“KCL” and, together with AA USA, AA Retail and AA Dyeing & Finishing, collectively, the “Borrowers” and each, individually, a “Borrower”), AMERICAN APPAREL, INC., a Delaware corporation (“Holdings”), FRESH AIR FREIGHT, INC., a California corporation (“Fresh Air” and, together with Holdings, collectively, the “Guarantors” and each, individually, a “Guarantor”), CAPITAL ONE BUSINESS CREDIT CORP. (f/k/a Capital One Leverage Finance Corp.), as administrative agent (in such capacity, the “Administrative Agent”), and each of the Lenders party hereto.

RECITALS:

A.            The Borrowers, the other borrowers from time to time party thereto, the Guarantors, the other guarantors from time to time party thereto, the lenders from time to time party thereto (collectively, “Lenders”) and the Administrative Agent have entered into that certain Credit Agreement dated as of April 4, 2013 (as amended by that certain Amendment No. 1 to Credit Agreement dated as of May 22, 2013, that certain Amendment No. 2 to Credit Agreement dated as of July 5, 2013, that certain Amendment No. 3 to Credit Agreement and Limited Waiver dated as of November 14, 2013 and that certain Amendment No. 4 to Credit Agreement and Limited Consent dated as of November 29, 2013, the “Credit Agreement”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

B.                                    The Guarantors have entered into that certain Guaranty dated as of April 4, 2013, in favor of the Administrative Agent.

C.                                    The Borrowers have requested that the Administrative Agent and Lenders amend certain provisions of the Credit Agreement and grant the waivers set forth below.

D.                                    Subject to the terms and conditions set forth below, the Administrative Agent and Lenders party hereto are willing to so amend the Credit Agreement and grant such waivers.

In furtherance of the foregoing, the parties agree as follows:

Section 1.                                          AMENDMENTS.  Subject to the covenants, terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the Credit Agreement is amended as follows:

(a)                                 The existing definition in Section 1.01 of the Credit Agreement for the term “Adjusted Earnings” is deleted in its entirety and the following new definition for such term is added in lieu thereof:

“Adjusted Earnings” means, for any period with respect to Holdings and its Subsidiaries on a consolidated basis, net income (as that term is determined in accordance with GAAP) for such period, plus, without duplication and to the extent already deducted (and not added back) in arriving at such consolidated net income, the sum of the following amounts for such period:

(a)                                 the amount of depreciation and amortization deducted in determining such net income for such period;

(b)                                 all interest expense and all fees for the use of money or the availability of money, including commitment, facility, letter of credit and like fees and charges upon indebtedness (including indebtedness to the Administrative Agent and Lenders) paid or payable during such period and amortization of discounts and financing fees, all amounts paid in respect of Swap Contracts permitted hereunder, whether constituting periodic, upfront or termination payments and all prepayment premiums and similar redemption premiums relating to the repayment or redemption of indebtedness;

(c)                                  all tax liabilities paid or accrued during such period;

(d)                                 all non-cash charges, including, without limitation, non-cash charges resulting from losses on asset dispositions incurred during such period, non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards incurred during such period and non-cash charges relating to impairment of warrants or derivative instruments, non-cash charges related to hedging agreements and any non-cash charges related to impairment of assets;

(e)                                  transaction costs incurred and paid during such period (including for the Revolving Credit Facility and the Senior Notes);

(f)                                   currency translation charges;

(g)                                  lease termination charges; and

(h)                                 extraordinary, unusual or non-recurring losses, charges or expenses, including restructuring charges and severance costs not to exceed $2,000,000 in any Reference Period or as otherwise approved by the Administrative Agent.

(b)                                 The existing definition in Section 1.01 of the Credit Agreement for the term “Applicable Rate” is deleted in its entirety and the following new definition for such term is added in lieu thereof:

“Applicable Rate” means:

(a)                                 with respect to the Revolving Credit Loans, 4.00% per annum with respect to Base Rate Loans and 5.00% per annum with respect to Eurodollar Rate Loans; and

(b)                                 with respect to Swing Line Loans, 4.00% per annum.

(c)                                  The existing definition in Section 1.01 of the Credit Agreement for the term “Early Termination Fee” is deleted in its entirety and the following new definition for such term is added in lieu thereof:

“Early Termination Fee” means an early termination fee that the Borrowers shall pay to the Revolving Credit Lenders concurrently with the voluntary reduction or termination of the Commitments by the Borrowers in an amount equal to (a) 3.00% of the amount of the reduction or termination to the extent such reduction or termination occurs on or before the first anniversary of the

Closing Date, (b) 2.00% of the amount of the reduction or termination to the extent such reduction or termination occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, (c) 1.00% to the extent such reduction or termination occurs after the second anniversary of the Closing Date.

(d)                                 The existing definition in Section 1.01 of the Credit Agreement for the term “Fixed Charge Coverage Ratio” is deleted in its entirety and the following new definition for such term is added in lieu thereof:

“Fixed Charge Coverage Ratio” means, as at any date of determination, the ratio of (a) the result of (i) Adjusted Earnings for the Reference Period most recently ended at such date of determination, minus (ii) the aggregate amount of all Capital Expenditures (other than Capital Expenditures financed with Borrowed Money other than Loans) during such period minus (iii) taxes deducted in calculating net income for such period and paid in cash to (b) the sum of (I) the aggregate amount of interest expense deducted in calculating net income for such period, but excluding upfront fees, original issue discount, commitment fees, underwriting fees, prepayment and redemption premiums and fees paid in respect of Swap Contracts and net of all payments received under Swap Contracts relating to interest rates, and (II) regularly scheduled principal payments made on Borrowed Money (other than Loans) during such period (and excluding payments made to a Credit Party or a Subsidiary of a Credit Party by a Credit Party or Subsidiary of a Credit Party and payments made in connection with a refinancing); provided that (x) the payments of accrued interest and principal and premiums occurring on the Closing Date in connection with the termination of the Indebtedness incurred and outstanding pursuant to the Prior Credit Agreements shall not be included in the determination of the Fixed Charge Coverage Ratio and, for any Reference Period that includes the Closing Date, the Fixed Charge Coverage Ratio shall be determined on a pro forma basis as if the Transactions had occurred on the first day of such Reference Period; and (y) for purposes of Section 7.04(b) only, principal prepayments made on the Senior Notes shall be included in the calculation of the Fixed Charge Coverage Ratio.

(e)                                  The existing Section 7.13 of the Credit Agreement is deleted in its entirety and the following is inserted in lieu thereof:

Fixed Charge Coverage Ratio.  The Credit Parties shall not permit the Fixed Charge Coverage Ratio, determined as of the end of each Fiscal Quarter, during any of the Reference Periods set forth below to be less than the amount set forth below opposite such period:

Reference Period Ending	Minimum Fixed Charge Coverage Ratio
April 1, 2014 through June 30, 2014	0.85 to 1.00
April 1, 2014 through September 30, 2014	1.00 to 1.00
April 1, 2014 through December 31, 2014	1.00 to 1.00
April 1, 2014 through March 31, 2015	1.00 to 1.00
July 1, 2014 through June 30, 2015	1.00 to 1.00
October 1, 2014 through September 30, 2015	1.00 to 1.00
January 1, 2015 through December 31, 2015	1.05 to 1.00
April 1, 2015 through March 31, 2016	1.05 to 1.00
July 1, 2015 through June 30, 2016 and each period of twelve consecutive months ended thereafter	1.10 to 1.00

(f)                                   The existing Section 7.14 of the Credit Agreement is amended by deleting the table set forth therein in its entirety and inserting the following in lieu thereof:

Fiscal Year Ending	Maximum Capital Expenditures
December 31, 2014	$8,000,000
December 31, 2015	$15,000,000
December 31, 2016	$15,000,000
December 31, 2017 and each Fiscal Year thereafter	$15,000,000

(g)                                  The existing Section 7.15 of the Credit Agreement is deleted in its entirety and the following is inserted in lieu thereof:

Maximum Leverage Ratio.  The Credit Parties shall not permit the Leverage Ratio, determined as of the end of each Fiscal Quarter, during any of the Reference Periods set forth below to be greater than the amount set forth below opposite such period:

Reference Period Ending	Maximum Leverage Ratio
January 1, 2014 through December 31, 2014	5.10 to 1.00
April 1, 2014 through March 31, 2015	4.75 to 1.00
July 1, 2014 through June 30, 2015	4.75 to 1.00
October 1, 2014 through September 30, 2015	4.75 to 1.00
January 1, 2015 through December 31, 2015	4.75 to 1.00
April 1, 2015 through March 31, 2016 and each period of twelve consecutive months ended thereafter	4.50 to 1.00

(h)                                 The Credit Agreement is amended by inserting immediately after Section 7.18 thereof the following as a new Section 7.19:

Adjusted Earnings.  The Credit Parties shall not permit the Adjusted Earnings at any time during any of the Reference Periods set forth below to be less than the amount set forth below opposite such period:

Reference Period Ending	Minimum Adjusted Earnings
April 1, 2014 through April 30, 2014	$1,000,000
April 1, 2014 through May 31, 2014	$5,000,000
April 1, 2014 through June 30, 2014	$9,000,000
April 1, 2014 through July 31, 2014	$15,565,000
April 1, 2014 through August 31, 2014	$20,873,000
April 1, 2014 through September 30, 2014	$23,406,000
April 1, 2014 through October 31, 2014	$30,150,000
April 1, 2014 through November 30, 2014	$32,827,000
April 1, 2014 through December 31, 2014	$41,124,000
April 1, 2014 through January 31, 2015	$40,730,000
April 1, 2014 through February 28, 2015	$41,737,000
April 1, 2014 through March 31, 2015	$45,735,000
May 1, 2014 through April 30, 2015	$46,104,000
June 1, 2014 through May 31, 2015	$45,701,000
July 1, 2014 through June 30, 2015	$44,970,000
August 1, 2014 through July 31, 2015	$44,114,000
September 1, 2014 through August 31, 2015	$43,726,000
October 1, 2014 through September 30, 2015	$43,118,000
November 1, 2014 through October 31, 2015	$41,812,000
December 1, 2014 through November 30, 2015	$41,377,000
January 1, 2015 through December 31, 2015	$40,762,000
February 1, 2015 through January 31, 2016	$43,000,000
March 1, 2015 through February 29, 2016	$43,000,000
April 1, 2015 through March 31, 2016	$43,000,000
May 1, 2015 through April 30, 2016	$44,000,000
June 1, 2015 through May 31, 2016	$44,000,000
July 1, 2015 through June 30, 2016	$44,000,000
August 1, 2015 through July 31, 2016	$44,000,000
September 1, 2015 through August 31, 2016	$44,000,000
October 1, 2015 through September 30, 2016 and each period of twelve consecutive months thereafter	$45,000,000

The amendments to the Credit Agreement are limited to the extent specifically set forth above and no other terms, covenants or provisions of the Credit Agreement are intended to be affected hereby.

Section 2.                                          LIMITED WAIVER.  Subject to the covenants, terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the Administrative Agent and the Lenders party hereto hereby waive any Default or Event of Default arising from any failure of (i) the Credit Parties to comply with the financial covenants set forth in Sections 7.13 and 7.15 of the Credit Agreement, in each case, solely for the Reference Periods ended December 31, 2013 and March 31, 2014 and (ii) the report or opinion prepared by Marcum LLP or another independent certified public accountant and delivered to the Administrative Agent pursuant to Section 6.04(a)(i) of the Credit Agreement to be certified without expression of uncertainty as to the ability of Holdings and its Subsidiaries to continue as going concerns solely for the Fiscal Year ended December 31, 2013.

The waivers set forth in this Section 2 are limited to the extent and time period specifically set forth above and no other terms, covenants or provisions of the Credit Agreement (nor compliance for any other applicable time period) are intended to be waived or affected hereby.

Section 3.                                          CONDITIONS PRECEDENT.  The parties hereto agree that this Amendment and the amendments set forth in Section 1 above and the waivers set forth in Section 2 above shall not be effective until the satisfaction of each of the following conditions precedent (the date on which such conditions precedent are satisfied or waived, the “Amendment Effective Date”):

(a)                                 Documentation.  The Administrative Agent shall have received (i) a counterpart of this Amendment, duly executed and delivered by each Borrower, each Guarantor and each Lender, and (ii) such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of this Amendment and any other legal matters relating to the Credit Parties or the transactions contemplated hereby.

(b)                                 Equity Offering. Borrowers shall have received cash proceeds from the sale or issuance of Capital Stock of Holdings in a public offering in an amount, net of expenses and fees, of not less than $25 million on or before April 15, 2014.  Notwithstanding anything herein or in the Credit Agreement, a portion of the net proceeds of such offering sufficient to pay the interest obligations due under the Senior Notes on the Interest Payment Date (as defined in the Senior Notes Indenture) scheduled for April 15, 2014 (the “Specified Payment”) may be delivered to the Senior Notes Trustee or, pending such delivery, held by the Borrowers in the Borrowers’ operating account, and any proceeds not so delivered or held (and any such funds not used to make the Specified Payment on or before the expiration of the grace period for such payment on May 15, 2014) shall have been delivered to the Administrative Agent for application to the Obligations.

(c)                                  Amendment and Waiver Fee.  The Borrowers shall have paid to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a fee in an amount equal to $250,000, which fee shall be deemed fully earned and due on the Amendment Effective Date and shall be nonrefundable.

(d)                                 Fees and Expenses.  All fees and expenses of counsel to the Administrative Agent estimated to date shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses), in each case to the extent invoiced.

Section 4.                                          REPRESENTATIONS AND WARRANTIES.

(a)                                 In order to induce the Administrative Agent and Lenders to enter into this Amendment, each Credit Party represents and warrants to the Administrative Agent and Lenders as follows:

(i)                                     The representations and warranties made by such Credit Party contained in Article V of the Credit Agreement (other than Section 5.04 thereof) shall be true and correct in all material respects (but without any duplication of any materiality qualifications) on and as of the Amendment Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case on the Amendment Effective Date such representations and warranties shall be true and correct in all material respects (but without any duplication of any materiality qualifications) on and as of such earlier date.

(ii)                                  Since the Balance Sheet Date, no act, event, condition or circumstance (except for any act, event, condition or circumstance publicly disclosed by Holdings prior to the date hereof in a filing with the SEC or as otherwise disclosed to the Administrative Agent) has occurred or arisen which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(iii)                               No Default or Event of Default (other than the Default(s) or Event(s) of Default waived in Section 2 above) has occurred and is continuing or will exist after giving effect to this Amendment.

(b)                                 In order to induce the Administrative Agent and Lenders to enter into this Amendment, each Credit Party represents and warrants to the Administrative Agent and Lenders that this Amendment has been duly authorized, executed and delivered by such Credit Party and constitutes its legal, valid and binding obligation.

Section 5.              MISCELLANEOUS

(a)           Ratification and Confirmation of Loan Documents.  Each Credit Party hereby consents, acknowledges and agrees to the amendments and waivers set forth herein and hereby confirms and ratifies in all respects the Loan Documents to which such Person is a party (including, without limitation, with respect to each Guarantor, the continuation of its payment and performance obligations under the Guaranty upon and after the effectiveness of the amendments and waivers contemplated hereby and, with respect to each Credit Party, the continuation and existence of the liens granted under the Security Documents to secure the Obligations).

(b)           Fees and Expenses.  The Borrowers, jointly and severally, shall promptly pay on demand (and, in any event, within 10 Business Days after demand therefor) all reasonable costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution, and delivery of this Amendment and any other documents prepared in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent.

(c)           Headings.  Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

(d)           Governing Law; Waiver of Jury Trial.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York, and shall be further subject to the provisions of Section 10.14 of the Credit Agreement.

(e)           Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic transmission (including .pdf file) shall be effective as delivery of a manually executed counterpart hereof.

(f)            Entire Agreement.  This Amendment, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter.  No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty.  Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other.  None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise except in a writing signed by the parties hereto for such purpose.

(g)           Enforceability.  Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

(h)           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of each Borrower, each Guarantor, the Administrative Agent, each Lender and their respective successors and assigns (subject to Section 10.06 of the Credit Agreement).

[Remainder of page intentionally left blank; signatures begin on following page]

The following parties have caused this Amendment No. 5 to Credit Agreement and Limited Waiver to be executed as of the date first written above.

BORROWERS:

AMERICAN APPAREL (USA), LLC

:	By:	/s/ John Luttrell
	Name:	John Luttrell
	Title:	Chief Financial Officer

AMERICAN APPAREL RETAIL, INC.

	By:	/s/ John Luttrell
	Name:	John Luttrell
	Title:	Chief Financial Officer

AMERICAN APPAREL DYEING & FINISHING, INC.

	By:	/s/ John Luttrell
	Name:	John Luttrell
	Title:	Chief Financial Officer

KCL KNITTING, LLC

	By:	/s/ John Luttrell
	Name:	John Luttrell
	Title:	Chief Financial Officer

AMENDMENT NO. 5 TO CREDIT AGREEMENT AND LIMITED WAIVER

Signature Page

GUARANTORS:

AMERICAN APPAREL, INC.

By:	/s/ John Luttrell
Name:	John Luttrell
Title:	Chief Financial Officer

FRESH AIR FREIGHT, INC.

By:	/s/ John Luttrell
Name:	John Luttrell
Title:	Chief Financial Officer

AMENDMENT NO. 5 TO CREDIT AGREEMENT AND LIMITED WAIVER

Signature Page

ADMINISTRATIVE AGENT AND LENDERS:

CAPITAL ONE BUSINESS CREDIT CORP.,
as Administrative Agent and Lender

By:	/s/ Julianne Low
Name:	Julianne Low
Title:	Senior Vice President

AMENDMENT NO. 5 TO CREDIT AGREEMENT AND LIMITED WAIVER

Signature Page

BANK OF MONTREAL, CHICAGO BRANCH,
as Lender

By:	/s/ L. M. Junior Del Brocco
Name:	L. M. Junior Del Brocco
Title:	Senior Manager

AMENDMENT NO. 5 TO CREDIT AGREEMENT AND LIMITED WAIVER

Signature Page